Exhibit 99.2

Contacts:

Christopher D. Maher

Chairman, President and Chief Executive Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500

or

David J. Hanrahan

President and Chief Executive Officer

Capital Bank of New Jersey

Tel: (856) 690-1234

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES AGREEMENT TO ACQUIRE

CAPITAL BANK OF NEW JERSEY

Enhances Presence in Southern New Jersey and the Greater Philadelphia Metro Area Through a

Deposit Rich Franchise with Strong Commercial Lending and Impressive Profitability

RED BANK and VINELAND, N.J., October 25, 2018 - OceanFirst Financial Corp. (NASDAQ:OCFC) (“OceanFirst”), parent company of OceanFirst Bank N.A. (“OceanFirst Bank”), and Capital Bank of New Jersey (OTC Pink: CANJ) (“Capital Bank”) are pleased to jointly announce that OceanFirst and Capital Bank have entered into a definitive agreement pursuant to which Capital Bank will merge into OceanFirst Bank in an all-stock transaction. The transaction is valued at approximately $31.33 per Capital Bank common share or approximately $80.0 million in the aggregate (including options) based on OceanFirst’s closing stock price of $25.06 as of October 25, 2018.

Founded in 2007, Capital Bank serves the Southern New Jersey and greater Philadelphia metro markets through four branches located in Cumberland, Gloucester, and Atlantic counties, and a loan production office in Burlington county. Capital Bank’s expertise in serving small and medium sized businesses aligns with OceanFirst’s commitment to growing its commercial banking platform, and provides the opportunity to leverage OceanFirst’s broader product offering across Capital Bank’s client base. Further, Capital Bank provides access to strong core funding at a low cost with ample liquidity, complementing OceanFirst’s current financial profile.

Under the terms of the merger agreement, which has been unanimously approved by the Boards of Directors of both companies, upon completion of the merger, shareholders of Capital Bank will be entitled to receive 1.25 shares of OceanFirst common stock for each share of Capital Bank common stock. The transaction is expected to close in the first quarter of 2019, subject to Capital Bank receiving the approval of its shareholders, receipt of all required regulatory approvals, and fulfillment of other customary closing conditions.

Based on OceanFirst’s closing stock price on October 25, 2018, the transaction value equates to 172% of Capital Bank’s September 30, 2018 tangible book value, 8.1% premium to core deposits, 13.7x Capital Bank’s core trailing twelve months earnings, and 8.0x Capital Bank’s core trailing twelve months earnings with cost savings. Tangible book value per common share is expected to be diluted by approximately 1.4% at closing with a projected earnback period of approximately 3 years using the cross-over method. The transaction is expected to result in earnings per share accretion of approximately 2.0%

in 2020 (the first full year of combined operations and synergies). The combined company will be structured to support enhanced financial return targets and will remain “well-capitalized” under regulatory guidelines.

“We are excited for Capital Bank stakeholders to join the OceanFirst family, and we will use our shared knowledge of Southern New Jersey and the greater Philadelphia metro area to continue to enhance our leadership in these core markets,” said Christopher D. Maher, OceanFirst Financial Corp. Chairman and Chief Executive Officer. “This transaction reflects a financially attractive in-market acquisition with low-risk that aligns with OceanFirst’s strategic objectives. We look forward to continuing to provide our clients best-in-class service and delivering enhanced value to our shareholders.”

David J. Hanrahan, President and Chief Executive Officer of Capital Bank, added, “We are excited to announce our plans to join the OceanFirst team. Through access to additional product lines, enhanced operating scale, and increased shareholder liquidity, we will be better able to serve our customers, shareholders, and communities in which we operate.”

Piper Jaffray & Co. served as financial advisor to OceanFirst and Skadden, Arps, Slate, Meagher & Flom LLP served as OceanFirst’s legal counsel. Boenning & Scattergood, Inc. served as financial advisor to Capital Bank and Stevens & Lee served as its legal counsel.

Conference Call, Webcast and Investor Presentation

OceanFirst will host a conference call to discuss the proposed transaction and highlights of OceanFirst’s third quarter operating performance on Friday, October 26, 2018 at 11:00 a.m. Eastern Time. Christopher D. Maher, OceanFirst Financial Corp. Chairman and Chief Executive Officer, will host the call. The conference call dial-in number is 1-888-338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial 1-877-344-7529, Replay Conference Number 10124270 from one hour after the end of the call until January 24, 2019. A copy of the slide presentation will also be available on the website by going to Investor Relations and clicking on Presentations.

The conference call will also be available (listen-only) via the Internet by accessing OceanFirst’s Web address: www.oceanfirst.com – Investor Relations. Web users should go to the site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

About OceanFirst Financial Corp.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $7.6 billion regional bank operating throughout New Jersey, metropolitan Philadelphia and metropolitan New York City. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.

About Capital Bank of New Jersey

Capital Bank of New Jersey opened for business in 2007. It was organized under the leadership of Dominic J. Romano, CPA, along with 26 other business owners and professionals with deep roots in South Jersey. Since then, Capital Bank has grown to $495.3 million in total assets. It has five locations - two in Vineland (Cumberland County), one in Woodbury Heights (Gloucester), one in Hammonton (Atlantic), and a Loan Production Office in Marlton (Burlington). In 2018 Capital Bank was, for the fourth consecutive year, named by American Banker as one of the Top 200 Community Banks in the United States.

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Cautionary Notes on Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include: management plans relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the proposed transaction; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “seek”, “plan”, “will”, “would”, “target,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or negatives of these words. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither OceanFirst nor Capital Bank assumes any duty and does not undertake to update any forward-looking statements. Because forward-looking statements are by their nature, to different degrees, uncertain and subject to assumptions, actual results or future events could differ, possibly materially, from those that OceanFirst or Capital Bank anticipated in its forward-looking statements, and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in OceanFirst’s Annual Report on Form 10-K, those disclosed in OceanFirst’s other periodic reports filed with the Securities and Exchange Commission (the “SEC”), as well as the possibility that expected benefits of the proposed transaction and the recently completed acquisition of Sun Bancorp, Inc. by OceanFirst (the “Sun acquisition”) may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the proposed transaction may not be timely completed, if at all; that prior to the completion of the proposed transaction or thereafter, OceanFirst’s and Capital Bank’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies related to the proposed transaction and the Sun acquisition; that required regulatory, stockholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ stockholders, customers, employees and other constituents to the proposed transaction; and diversion of management time on merger-related matters. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the prospectus of OceanFirst and proxy statement of Capital Bank that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. For any forward-looking statements made in this communication or in any documents, OceanFirst and Capital Bank claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Additional Information about the Proposed Transaction

This communication is being made in respect of the proposed transaction involving OceanFirst and Capital Bank. In connection with the proposed transaction, OceanFirst intends to file a registration statement on Form S-4 containing a prospectus of OceanFirst and proxy statement of Capital Bank and other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, the investors and stockholders of Capital Bank are urged to carefully read the entire prospectus of OceanFirst and proxy statement of Capital Bank when it becomes available and any other relevant documents filed by OceanFirst with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about OceanFirst, Capital Bank and the proposed transaction. Investors and security holders are also urged to carefully review and consider each of OceanFirst’s public filings with the SEC, including but not limited to its Annual Report on Form 10-K, its proxy statement, its Current Reports on Form 8-K and its Quarterly Reports on Form 10-Q. When available, copies of the prospectus of OceanFirst and proxy statement of Capital Bank will be mailed to the stockholders of Capital Bank. When available, copies of the prospectus of OceanFirst and proxy statement of Capital Bank also may be obtained free of charge at the SEC’s web site at http://www.sec.gov. You may also obtain these documents, free of charge, from OceanFirst by accessing OceanFirst’s website at www.oceanfirstonline.com under the tab “Investor Relations” and then under the heading “SEC Filings.” For more information, please contact OceanFirst Financial Corp., 110 West Front Street, Red Bank, New Jersey 07701, Attn: Jill Hewitt or Capital Bank, 175 South Main Road, Vineland, NJ 08360, Attn: David J. Hanrahan.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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